Exhibit 99.1

Imperial Announces Agreement to Acquire e-biofuels, LLC

Evansville, IN, …. February 25, 2010 (Symbol ….IPMN) Imperial Petroleum, Inc. announced that it has signed a Stock Purchase Agreement to acquire 100% of the stock of e-biofuels, LLC, a Middletown, Indiana biodiesel producer with a production capacity of 15 million gallons per year. Under the terms of the Agreement set to close on March 31, 2010, Imperial will pay 2.0 million shares of its common stock and issue Promissory Notes in an amount of $3.5 million to the owners of e-biofuels, LLC for 100% control of the company. The principal management of e-biofuels will remain in place and e-biofuels, LLC will become a wholly-owned subsidiary of Imperial. During the calendar year ending December 31, 2009, e-biofuels had revenues of approximately $19.9 million on biodiesel sales of about 7 million gallons, resulting in a net loss of $1.9 million. E-biofuels currently has approximately $15 million in debt.

“ We’re very excited about e-biofuels and its management joining our Company,” said Jeffrey T. Wilson, President of Imperial. “Through our research and development efforts over the last four years in the biofuels arena, we have developed some ground-breaking patented and proprietary process technology for the manufacture of biodiesel from waste oils high in free fatty acids and for the manufacture of bio-based jet fuels. We believe our processes will significantly improve the economics of the e-biofuels plant. In addition, we have developed processes to produce renewable fuels that reduce harmful emissions when burned in boilers and stationary power generation equipment and we plan to enhance the e-biofuels operations with the addition of these products at that plant. On the financial side, we have executed a term sheet in connection with the acquisition of the company to bring new financing of up to $15 million to enhance and expand the existing operations of e-biofuels by adding multiple product streams.”

Imperial is an oil and natural gas exploration and production company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:	Imperial Petroleum, Inc.
Jeffrey T. Wilson
Phone 812-867-1433 Fax 812-867-1678
email: jtwilsonx1@aol.com